Exhibit 5

PARSONS LAW FIRM
ATTORNEYS AT LAW
SUITE 2070 SKYLINE TOWER
10900 NE 4th STREET
BELLEVUE, WASHINGTON 98004
(425) 451-8036 FAX (425) 451-8568

James B. Parsons* e-mail firm-info@parsonslaw.biz Robert J. Burnett** rburnett@parsonslaw.biz	*Also admitted in Oregon and jparsons@parsonslaw.biz the Northern Mariana Islands **L.L.M. in Taxation

October 3, 2003

Board of Directors
Nicholas Investment Company, Inc.
4443 Birdie Ave.
Corona, CA 92883

Re: S-8 Issuance Opinion

To Whom It May Concern:

In my capacity as counsel for Nicholas Investment Company, Inc., a Nevada corporation ("Nicholas" or the "Company"), I have participated in the corporate proceedings relative to the authorization and issuance by the Company of a maximum of 50,000,000 shares of common stock pursuant to an Stock Award Consulting and Employee Services Plan as set out and described in the Company's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"). I have also participated in the preparation of the Registration Statement.

Based upon the foregoing and upon my examination of originals (or copies certified to our satisfaction) of such corporate records of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied me by the Company, having regard for the legal considerations which I deem relevant, I opine that:

(1) The Company is a corporation duly organized and validly existing under the laws of the State of Nevada;

(2) The Company has taken all requisite corporate action and all action required by the laws of the State of Nevada with respect to the authorization, issuance and sale of common stock to be issued pursuant to the Registration Statement;

(3) A maximum of 50,000,000 shares of common stock, when issued and distributed pursuant to the Registration Statement, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to my firm in the Registration Statement.

Please contact me with any questions in this regard.

Very truly yours,

PARSONS LAW FIRM

James B. Parsons
JBP:aqs